Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Nuo Therapeutics, Inc. of our report dated March 28, 2017, which includes an explanatory paragraph regarding Nuo Therapeutics, Inc.’s emergence from bankruptcy, on our audits of the consolidated financial statements of Nuo Therapeutics, Inc. as of December 31, 2016 and for the period May 5, 2016 through December 31, 2016 (Successor Company) and the period January 1, 2016 through May 4, 2016 and as of and for the year ended December 31, 2015 (Predecessor Company). We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Tysons, Virginia
April 10, 2017